Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZOSANO PHARMA CORPORATION

Zosano Pharma Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of this corporation is Zosano Pharma Corporation and the date on which the Amended and Restated Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was January 29, 2015 (the “Amended and Restated Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable that the Amended and Restated Certificate of Incorporation be amended as set forth herein and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of ARTICLE IV in its entirety and inserting the following in lieu thereof:

“A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is two hundred fifty five million (255,000,000) shares. Two hundred fifty million (250,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).”

FOURTH: Pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Zosano Pharma Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 24th day of January, 2018.

ZOSANO PHARMA CORPORATION

By:	/s/ John Walker
John Walker
President and CEO